Portillo’s Appoints Kevin Kalicak as Chief Financial Officer

CHICAGO – August 4, 2026 – Portillo’s (NASDAQ: PTLO), the fast-casual restaurant concept known for serving Chicago-style favorites for more than 60 years, today announced the appointment of Kevin Kalicak as Chief Financial Officer and Treasurer, effective September 7, 2026.

Mr. Kalicak joins Portillo’s bringing decades of financial leadership within the restaurant industry, serving in various roles with Darden Restaurants for more than 25 years. As Chief Financial Officer of Portillo’s, he will oversee the company’s finance organization, including financial planning and analysis, accounting, investor relations, internal audit, tax, supply chain and other corporate financial functions.

“Kevin is a proven financial leader with deep restaurant industry expertise, a strong track record of driving profitable growth and a collaborative leadership style that aligns well with the direction of the Portillo’s brand,” said Brett Patterson, President and Chief Executive Officer of Portillo’s. “As we refine and execute our strategy, his experience leading high-performing finance organizations to support operational excellence and ultimately drive shareholder value will be instrumental as we strengthen our business and position Portillo’s for long-term growth.”

Most recently, Mr. Kalicak served as Senior Vice President of Finance for Olive Garden, where he was responsible for the financial leadership of a brand with more than 900 restaurants and $5 billion in annual sales. He has held several positions across various areas of brand finance, business analytics, enterprise finance and investor relations within Darden’s portfolio, bringing to Portillo’s his experience in driving company-owned operations while scaling an organization effectively.

“I’m honored to join Portillo’s at such an exciting point in the company’s journey,” said Mr. Kalicak. “Portillo’s is a beloved brand with a passionate team and strong foundation for future growth. I look forward to partnering with Brett, the leadership team and our restaurant teams to further strengthen the business and execute the long-term strategy to create value for our guests, team members and shareholders.”

About Portillo’s
Portillo’s (NASDAQ: PTLO) is a one-of-a-kind brand that has grown from a small hot dog trailer in Chicago to more than 100 restaurants across 11 states. Known for its unique menu of craveable Italian beef sandwiches, Chicago-style hot dogs, char-broiled burgers, fresh salads and iconic chocolate cake, Portillo’s is beloved in both its home of Chicagoland and across new and growing markets. Portillo’s operates a company-owned model of not just restaurants – but experience-focused destinations that blend dine-in, drive-thru, takeout and delivery to serve guests with the food they crave. And now, after six decades of success and counting, Portillo’s is on a mission to bring its iconic food and unforgettable dining experience to guests across the country.

Guests can join Portillo’s Perks, the brand’s loyalty program, at Portillos.com/perks to earn and redeem delicious rewards. Every visit brings fans closer to exclusive perks, badges and surprise offers. Fans can also download the Portillo’s App for iOS or Android or visit Portillo’s website to order ahead for pickup or delivery and get the best dill on these bun-believably delicious Chicago-style favorites and more. Plus, Portillo’s ships its craveworthy food to all 50 states via its website.

CFO Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)
Kevin Kalicak will join the Company as Chief Financial Officer, effective September 7, 2026. In connection with his appointment and pursuant to the terms of his employment agreement, on September 7, 2026, the Company will grant Mr. Kalicak a one‑time sign‑on award with a grant‑date value of $825,000 based on the closing stock price on September 4, 2026. The RSUs vest ratably over three years, subject to Mr. Kalicak’s continued employment with the Company through each vesting date.

The RSU award was approved by the Compensation Committee of the Company’s Board of Directors and will be granted as an inducement material to Mr. Kalicak’s acceptance of employment with the Company. The award will be made in accordance with, and in reliance upon, the employment inducement award exception provided under Nasdaq Listing Rule 5635(c)(4).

Media Contact:
Sara Wirth
Director, PR & Communications
Press@portillos.com

Investor Contact:
Chris Brandon
VP, Investor Relations
cbrandon@portillos.com